                                                                 Exhibit 99.3(A)


                     UNDERWRITING AND DISTRIBUTION AGREEMENT

                  AGREEMENT made this 1st day of January, 2002, by and between The Manufacturers Life Insurance Company of New York ("Manulife New York"), a New York corporation, and Manulife Financial Securities LLC ("MFS"), a Delaware limited liability company.

                              W I T N E S S E T H :


                  WHEREAS, Manulife New York sells certain insurance products listed on Exhibit A hereto (the "Insurance Contracts"), some of which are regulated as securities under the federal securities laws (the "Registered Insurance Contracts"), and

                  WHEREAS, Manulife New York has entered into an Underwriting and Distribution Agreement dated October 7, 1997 with Manufacturers Securities Services, LLC ("MSS") whereby MSS was appointed as its principal underwriter and exclusive representative for the distribution of Manulife New York insurance products (the "Prior Agreement"); and

                  WHEREAS, MFS is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act, is a member of the National Association of Securities Dealers, Inc. ("NASD") and has been duly appointed and licensed as an insurance agent of Manulife New York; and

                  WHEREAS, Manulife New York wishes to terminate the Prior Agreement and to (i) arrange for the underwriting of all Registered Insurance Contracts through MFS in conformity with the requirements of the Securities Exchange Act of 1934 ("1934 Act"); (ii) arrange for the distribution of all of its Insurance Contracts through MFS and (iii) authorize MFS to enter into agreements with selling entities with respect thereto.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. (a) Manulife New York hereby appoints MFS as the principal underwriter of, and its exclusive representative for the distribution of, the Insurance Contracts, and MFS hereby agrees to use its best efforts to arrange for the sale of the Insurance Contracts by general agents and, in connection with Registered Insurance Contracts, by other broker-dealer registered under the 1934 Act. MFS agrees to assist such entities and their representatives and associated persons to the extent that and in such manner as MFS shall deem appropriate in order to enhance the sale of Insurance Contracts and the payment of purchase payments thereunder.

                         (b) The territory to which this Agreement shall apply
shall be limited to the State of New York.

                  2. (a) With the consent of Manulife New York, MFS may execute agreements for the sale and distribution of the Insurance Contracts ("Selling Agreements") with (i) other general agents/broker-dealers duly qualified under applicable Federal and state laws to offer and sell the Registered Insurance Contracts; and (ii) general agents to offer and sell Manulife New York insurance products other than the Registered Insurance Contracts. Manulife New York may, in its sole discretion, refuse to consent to a Selling Agreement or refuse to appoint a general agent or sub-agent pursuant thereto.

                         (b) Such Selling Agreements shall contain such terms
and conditions as MFS shall deem appropriate and which are acceptable to Manulife New York. Such agreements may provide that any confirmation required to be sent in connection with the issuance of Insurance Contracts or the receipt of purchase payments thereunder will be sent by Manulife New York. All Selling Agreements shall provide that no commission or expense allowance shall be paid in excess of the limitations imposed by Section 4228 of the New York

Insurance Law. Commissions and expense allowances paid by MFS pursuant to a Selling Agreement shall not exceed the amounts payable to MFS by Manulife New York hereunder with respect to the Insurance Contracts. All such compensation plans shall be on the same basis, whether commission based or fund based, as the corresponding compensation plan between Manulife New York and MFS pursuant hereto, and payments shall have the same timing and duration.

                         (c) MFS shall provide Manulife New York with
information regarding the commissions and expense allowances payable by MFS under each Selling Agreement upon its inception, and shall advise Manulife New York upon the implementation of any revision to a plan of compensation thereunder. Such information shall thereafter be maintained by Manulife New York in its files for a period of not less than six years.

                  3. Manulife New York will prepare and maintain all books and records relating to the Insurance Contracts including such books and records as MFS is required to maintain under the 1934 Act to the extent such requirements are applicable to the Registered Insurance Contracts. For purposes of this Agreement, books and records maintained for MFS for the Registered Insurance Contracts shall be deemed to be the property of MFS and shall be subject at all times to examination by the SEC in accordance with Section 17(a) of the 1934 Act.

                  4. MFS will not accept or receive on behalf of Manulife New York any Registered Insurance Contract purchase payment. MFS will not permit any other broker-dealer to participate in the distribution of the Registered Insurance Contracts unless such broker-dealer agrees that (i) it will not accept any purchase payment other than the first and (ii) it will not accept any first purchase payment unless made payable to Manulife New York. Such broker-dealer must also agree to forward promptly to Manulife New York at the service office designated by it any first purchase payment received by such broker-dealer together with a completed Registered Insurance Contract application. Manulife New York reserves the right to reject any application in its sole discretion.

                  5. Manulife New York will furnish to MFS currently effective prospectuses relating to Registered Insurance Contracts in such numbers as MFS may reasonably require from time to time. MFS shall be responsible for the review of sales materials and agrees to use its best efforts to obtain any approvals or clearances required from the NASD or other regulatory authorities, if applicable, with respect to such sales materials. Any sales materials prepared by MFS or its designee, must be approved by Manulife New York prior to use.

                  6. (a) Manulife New York agrees to reimburse MFS for services and facilities provided by MFS to Manulife New York pursuant to this Agreement. The charge to Manulife New York for such services and facilities shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Manulife New York by MFS, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

                         (b) Subject to New York Insurance Department Regulation
33, the bases for determining such charges to Manulife New York shall be those used by MFS for internal cost distribution (including, where appropriate, time records prepared at least annually for this purpose). Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by MFS on behalf of Manulife New York.

                         (c) MFS's determination of charges hereunder shall be
presented to Manulife New York, and if Manulife New York objects to any such determination, it shall so advise MFS within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Manulife New York and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to MFS and Manulife New York whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by MFS and Manulife New York.

                         (d) MFS shall submit to Manulife New York within thirty
(30) days of the beginning of each calendar quarter a written statement of the amount estimated to be owed by Manulife New York for services and the use of facilities pursuant to this Agreement in that calendar quarter, and Manulife New York shall pay to MFS within fifteen (15) days following receipt of such written statement the amount set forth in the statement.

                         (e) Within thirty (30) days after the end of each
calendar year, MFS will submit to Manulife New York a detailed written statement of the charges due from Manulife New York to MFS in that calendar year, included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by Manulife New York.

                  7. (a) All commissions and expense allowances in connection with Insurance Contract sales shall be paid by or on behalf of MFS in accordance with the terms of the applicable Selling Agreement then in effect.

                         (b) With respect to Registered Insurance Contracts, MFS
authorizes Manulife New York to make an electronic payment or credit of commissions and expense allowances due from MFS to general agents/broker dealers which (1) have entered into Selling

Agreements with MFS; and (2) participate in an electronic premium and funds transfer system utilized by Manulife New York. MFS will be responsible for furnishing Manulife New York with any records and information necessary to determine the amounts to be so paid or credited. It is understood and agreed that such payments and credits shall be made solely on MFS's behalf, and that Manulife New York assumes no direct obligation under any Selling Agreement to pay commissions and expense allowance to such general agents/broker-dealers. Any amounts due to MFS in excess of such payments or credits shall be remitted directly to MFS in accordance with Section 6 hereof.

                  8. Subject to Section 3 hereof, all books, records, and files established and maintained by MFS by reason of its performance under this Agreement which, absent this Agreement, would have been held by Manulife New York, shall be deemed the property of Manulife New York, and shall be subject to examination at all times by Manulife New York and persons authorized by it or any governmental agency having jurisdiction over it.

                  With respect to original documents which would otherwise be held by Manulife New York and which may be obtained by MFS in performing under this Agreement, MFS shall deliver such documents (whether in original form or in a durable medium consistent with Regulation No. 152) to Manulife New York within thirty (30) days of their receipt by MFS except where continued custody of such documents is necessary to perform hereunder.

                  9. MFS shall have no right to incur any indebtedness on behalf of Manulife New York pursuant to this Agreement. MFS hereby authorizes Manulife New York to set off MFS's liabilities to Manulife New York against any and all amounts otherwise payable to MFS pursuant hereto.

                  10. Manulife New York represents that the Prior Agreement will be terminated as of the effective date hereof and that all existing Selling Agreements will be amended as of that date to substitute MFS for MSS thereunder.

                  11. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  12. This Agreement shall take effect as of the date set forth above and may be terminated at any time by either party hereto on sixty (60) days' written notice.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                           THE MANUFACTURERS LIFE INSURANCE
                                           COMPANY OF NEW YORK


                                           By __________________________________

Attest:  __________________                James D. Gallagher, President


                                           MANULIFE FINANCIAL SECURITIES LLC


                                           By __________________________________

Attest: __________________                 Gary Buchanan, President and Manager

                                    EXHIBIT A


                               INSURANCE CONTRACTS

 (Products which are not Registered Insurance Contracts are identified as such.)



         (i)      Individual variable annuities or fixed and variable annuities


         (ii)     Fixed annuities (registered and non-registered)


         (iii)    Term life insurance (non-registered)


         (iv)     Universal life insurance (non-registered)


         (v)      Variable life insurance


         (vi)     Variable universal life insurance


         (vii)    Group annuities (non-registered)


         (ix) Such other Insurance Products as are from time to time agreed by the parties to the foregoing Agreement and added to this Schedule A in accordance therewith.